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                           ALL STAR GAS CORPORATION
                          119 West Commercial Street
                                 P.O. Box 303
                               Lebanon, MO 65536



To the Holders of 12 7/8% Senior Secured Notes due 2000 of All Star Gas
Corporation:


     All Star Gas Corporation (formerly known as Empire Gas Corporation), a Missouri corporation ("All Star"), upon the terms and subject to the conditions set forth in the previously distributed Offer to Exchange dated November 2, 2000 (the "Offer to Exchange"), and in the accompanying Letter of Transmittal (the "Letter of Transmittal"), in the enclosed Supplement One (the "Supplement One") to the Offer to Exchange dated as of February 2, 2001 and in the accompanying Consent and Letter of Transmittal (the "Consent and Letter of Transmittal" which, together with the Offer to Exchange, Letter of Transmittal and Supplement One constitute the "Offer"), is offering to exchange an aggregate principal amount of $53,063,600 of its 11% Senior Secured Notes due 2003 (the "New Notes") for all of its issued and outstanding $50,880,000 principal amount of its 12 7/8% Senior Secured Notes due 2000 (the "Old Notes").


     Please read the enclosed Supplement One to the Offer to Exchange and the other enclosed materials relating to the Offer carefully. If you require assistance, you should consult your financial, tax or other professional advisors. Holders who wish to participate in the Offer are asked to respond promptly by completing and returning the Consent and Letter of Transmittal (enclosed), and all other required documentation, to State Street Bank and Trust Company, the Exchange Agent for the Offer.


     ANY QUESTIONS, REQUESTS FOR ASSISTANCE OR REQUESTS FOR COPIES OF THE OFFER MATERIALS SHOULD BE DIRECTED TO ALL STAR GAS CORPORATION, 119 WEST COMMERCIAL STREET, LEBANON, MO 65536 AT (417) 532-3103.


   Thank you for your time and effort in reviewing this request.







                                            Very truly yours,



                                            ALL STAR GAS CORPORATION